As filed with the Securities and Exchange Commission on July 1, 2016

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WRIGHT MEDICAL GROUP N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-0509600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 521-4777

(Address of principal executive offices) (Zip code)

Wright Medical Group N.V.

Amended and Restated Employee Stock Purchase Plan

(Full title of the plan)

Robert J. Palmisano

President and Chief Executive Officer

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 521-4777

(Name and address and telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq. Fox Rothschild LLP Campbell Mithun Tower, Suite 2000 222 South Ninth Street Minneapolis, Minnesota 55402 (612) 607-7000	James A. Lightman Senior Vice President, General Counsel and Secretary Wright Medical Group, Inc. 1023 Cherry Road Memphis, Tennessee 38117 (901) 867-9971

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary shares, par value €0.03 per share	216,667 shares	$16.295	$3,530,588.77	$355.53

(1)	As described in the Explanatory Note, the number of ordinary shares, par value €0.03 per share (“Ordinary Shares”), of Wright Medical Group N.V. (the “Registrant”), referred to as “Additional Shares,” represents an increase in the total number of Ordinary Shares available for issuance under the Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan, as such plan has been and may be amended hereafter from time to time (the “Plan”). 333,333 Ordinary Shares have been registered previously under a prior Registration Statement on Form S-8 (Reg. No. 333-172553). On June 28, 2016, the Registrant’s shareholders approved the Plan, which, among other things, increased the number of Ordinary Shares available for issuance under the Plan by 216,667 shares.
(2)	In addition, the maximum number of Ordinary Shares that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act and calculated based on the average of the high and low sales prices of the Ordinary Shares, as reported on the NASDAQ Global Select Market on June 27, 2016.

EXPLANATORY NOTE

On October 1, 2015, Trooper Merger Sub Inc., an indirect, wholly-owned subsidiary of Tornier N.V., merged with and into Wright Medical Group, Inc., with Wright Medical Group, Inc. surviving the merger as an indirect, wholly-owned subsidiary of Tornier N.V. (the “Merger”). Upon completion of the Merger, Tornier N.V. changed its name to Wright Medical Group N.V. (the “Registrant”).

The Tornier N.V. 2010 Employee Stock Purchase Plan (as such plan has been and may be amended hereafter from time to time, the “Plan”) was initially approved by the Registrant’s shareholders at the Registrant’s annual general meeting of shareholders on August 26, 2010. On March 2, 2011, the Registrant filed a registration statement on Form S-8 (Reg. File No. 333-172553) with the Securities and Exchange Commission (the “SEC”) in connection with the registration of 333,333 ordinary shares to be issued under the Plan. On June 28, 2016, the Registrant’s shareholders approved an amended and restated version of the Plan that, among other things, changed the name of the Plan to the “Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan” and increased the number of ordinary shares available for issuance under the Plan by 216,667 shares (the “Additional Shares”).

The purpose of this registration statement on Form S-8 (this “Registration Statement”) is to register the Additional Shares, which consist of an additional 216,667 ordinary shares available for issuance under the Plan. The increase reflected by the Additional Shares was approved by the Registrant’s Board of Directors and shareholders.

Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s previously filed registration statement on Form S-8 (Reg. File No. 333-172553), including, without limitation, periodic reports that the Registrant filed, or will file, after this Registration Statement to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement, with the exception of Items 3, 6 and 8 of Part II of such prior registration statement, each of which is amended and restated in its entirety herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act. Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 27, 2015;

(b)	The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 27, 2016;

(c)	The Registrant’s current reports on Form 8-K filed with the SEC on April 6, 2016, April 7, 2016, May 18, 2016, May 25, 2016, May 27, 2016, June 16, 2016 (with respect to Item 1.01), June 16, 2016 (with respect to Item 5.02) and July 1, 2016;

(d)	The description of the Registrant’s ordinary shares contained in its registration statement on Form S-3 (Reg. No. 333-211115), under the heading “Description of Ordinary Shares” and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the SEC by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents with the SEC.

Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

The Registrant’s articles of association provide that the Registrant shall indemnify any of its directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner that reasonably could be believed to be in or not opposed to the Registrant’s best interests.

In addition, the Registrant has entered into indemnification agreements with its directors and officers, which are governed by the laws of the State of Delaware (USA), and provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s articles of association.

The Registrant currently maintains liability insurance for its directors and officers. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Articles of Association of Wright Medical Group N.V. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 1, 2016 (File No. 001-35065))

5.1	Opinion of Stibbe N.V. as to the validity of the shares to be issued (filed herewith)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Stibbe N.V. (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this registration statement)

99.1	Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on July 1, 2016 (File No. 001-35065))

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on July 1, 2016.

WRIGHT MEDICAL GROUP N.V.

By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President, Chief Executive Officer and Executive Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Wright Medical Group N.V., hereby severally constitute and appoint Robert J. Palmisano, Lance A. Berry and James A. Lightman, and each of them singly, our true and lawful attorneys-in-fact and agent, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement on Form S-8 and any and all post-effective amendments to said registration statement, and to file or cause to be filed the same, with all supplements, amendments and exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Robert J. Palmisano Robert J. Palmisano	President, Chief Executive Officer and Executive Director (principal executive officer)	July 1, 2016

/s/ Lance A. Berry Lance A. Berry	Senior Vice President and Chief Financial Officer (principal financial officer)	July 1, 2016

/s/ Julie B. Andrews Julie B. Andrews	Vice President and Chief Accounting Officer (principal accounting officer)	July 1, 2016

/s/ Gary D. Blackford Gary D. Blackford	Non-Executive Director	July 1, 2016

Name and Signature	Title	Date

/s/ Sean D. Carney Sean D. Carney	Non-Executive Director	July 1, 2016

/s/ John L. Miclot John L. Miclot	Non-Executive Director	July 1, 2016

/s/ Kevin C. O’Boyle Kevin C. O’Boyle	Non-Executive Director	July 1, 2016

/s/ Amy S. Paul Amy S. Paul	Non-Executive Director	July 1, 2016

/s/ David D. Stevens David D. Stevens	Chairman of the Board and Non-Executive Director	July 1, 2016

/s/ Richard F. Wallman Richard F. Wallman	Non-Executive Director	July 1, 2016

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Non-Executive Director	July 1, 2016

WRIGHT MEDICAL GROUP N.V.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Articles of Association of Wright Medical Group N.V.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on July 1, 2016 (File No. 001-35065)

5.1	Opinion of Stibbe N.V. as to the validity of the shares to be issued	Filed herewith

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Stibbe N.V.	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on signature page to this registration statement

99.1	Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on July 1, 2016 (File No. 001-35065)